    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 2003
                                                  REGISTRATION NO. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------
                                 GADZOOKS, INC.
             (Exact name of registrant as specified in its charter)

                    TEXAS                                  74-2261048
(State or other jurisdiction of incorporation    (I.R.S. Employer Identification
              or organization)                               Number)

                           4121 INTERNATIONAL PARKWAY
                             CARROLLTON, TEXAS 75007
                                 (972) 307-5555
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

        GERALD R. SZCZEPANSKI                        With a copy to:
CHAIRMAN AND CHIEF EXECUTIVE OFFICER             ELIOT D. RAFFKIND, ESQ.
     4121 INTERNATIONAL PARKWAY             AKIN GUMP STRAUSS HAUER & FELD LLP
       CARROLLTON, TEXAS 75007               1700 PACIFIC AVENUE, SUITE 4100
           (972) 307-5555                       DALLAS, TEXAS 75201-4675
(Name, address, including zip code, and              (214) 969-2800
telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
                                             AMOUNT TO BE       AGGREGATE PRICE    AGGREGATE OFFERING   REGISTRATION
    TITLE OF SHARES TO BE REGISTERED        REGISTERED (1)         PER UNIT               PRICE              FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value               3,080,000 (2)          $6.56 (3)         $20,204,800 (3)       $1,635

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also relates to such additional shares as may be issuable as a result of certain adjustments, including, without limitation, stock dividends, stock splits and distributions of options, warrants and convertible securities.

(2) Includes 2,800,000 shares of the registrant's common stock that may initially be issuable upon conversion of the $14,000,000 principal aggregate amount of 5% Convertible Subordinated Notes due October 9, 2008 and an additional 280,000 shares of the registrant's common stock that may be issuable upon conversion of the interest that may accrue on such notes for the two year period that the registrant is required to keep this registration statement effective.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low reported sales prices on the Nasdaq National Market on October 20, 2003.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 24, 2003

PROSPECTUS

                        [GADZOOKS(R) GIRL TOOLS(R) LOGO]

                                 GADZOOKS, INC.

                           4121 INTERNATIONAL PARKWAY
                             CARROLLTON, TEXAS 75007
                                 (972) 307-5555

                        3,080,000 SHARES OF COMMON STOCK

         On October 9, 2003, Gadzooks issued and sold $14.0 million aggregate principal amount of its 5% Convertible Subordinated Notes due October 9, 2008 in a private placement. The Convertible Subordinated Notes are convertible into shares of common stock at an initial conversion price of $5.00, subject to adjustment in certain circumstances. This prospectus will be used from time to time by the selling shareholders named herein to resell the common stock issuable upon conversion of such notes. Gadzooks will not receive any proceeds from the shares of common stock sold by the selling shareholders.

         Our common stock is listed on the Nasdaq National Market under the symbol "GADZ." On October 23, 2003, the last sale price of our common stock as reported on the Nasdaq National Market was $6.84 per share.

                               __________________

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" IN THE DOCUMENTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER, AS WELL AS THE RISK FACTORS BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus is ________________, 2003.


                                TABLE OF CONTENTS

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
                                                                                                                   PAGE
                                                                                                                   ----
Special Note Regarding Forward Looking Statements................................................................   ii
About This Prospectus............................................................................................   ii
Risk Factors.....................................................................................................    1
Business.........................................................................................................    6
Use of Proceeds..................................................................................................    8
Description Of Capital Stock.....................................................................................    9
Selling Shareholders.............................................................................................   12
Plan of Distribution.............................................................................................   14
Legal Matters....................................................................................................   15
Independent Accountants..........................................................................................   15
Where You Can Find More Information..............................................................................   16

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         Our disclosure and analysis in this prospectus and any prospectus supplement, including information incorporated by reference, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All statements other than statements of historical facts included in, or incorporated into, this prospectus or any prospectus supplement that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

         These forward-looking statements are based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. Any or all of our forward-looking statements in or incorporated into this prospectus or any prospectus supplement may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in or incorporated into this prospectus or any prospectus supplement will be important in determining future results. Actual future results may vary materially. Because of these factors, we caution that investors should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf registration" process. Under this shelf registration process, the selling shareholders may, from time to time, offer and sell up to 3,080,000 shares of our common stock described in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

         You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the shares, and seeking offers to buy the shares, only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus or the accompanying prospectus is accurate as of any date other than the dates shown in these documents or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

         Unless otherwise indicated in this prospectus or the context otherwise requires, all references in this prospectus to "Gadzooks," the "Company," "us," "our," or "we," are to Gadzooks, Inc. and its subsidiaries.

                                  RISK FACTORS

         An investment in our common stock involves certain risks. You should consider carefully these risks together with all of the other information included in this prospectus and the accompanying prospectus and the documents to which we have referred you before deciding whether this investment is suitable for you.

WE MAY NOT REALIZE THE INCREASE IN FEMALE BUSINESS ANTICIPATED BY CONVERTING TO AN ALL FEMALE MERCHANDISE ASSORTMENT.

         In July 2003 we converted our Gadzooks stores to an all-female merchandise assortment. Although we believe that the conversion will have a positive impact on our business due to our historical performance and expertise in the junior's category, we cannot assure you that sales and operating results will increase as planned or that the conversion will be successful. If the anticipated increase in female business does not occur as planned, our sales and operating results will suffer.

WE HAVE HAD SIGNIFICANT FLUCTUATIONS IN COMPARABLE STORE SALES RESULTS.

         Our comparable store sales results have varied significantly due to a variety of factors, including economic conditions, fashion trends, the retail sales environment, competition, sourcing and distribution of products and our ability to execute our business strategy efficiently. The liquidation of our men's inventory and subsequent change to an all-female merchandise assortment has caused unusual fluctuations in comparable store sales results particularly in fiscal 2003. Our comparable store sales results were (10.6)% and (9.9)% in the first and second quarters of fiscal 2003, respectively, (2.2)%, (3.3)%, (5.1)% and (3.1)% in the first, second, third and fourth quarters of fiscal 2002, respectively, and (4.6)%, (8.9)%, (3.2)% and (3.9)% in the first, second, third and fourth quarters of fiscal 2001, respectively. If our comparable store sales results continue to fluctuate, it may cause our stock price to be volatile.

THE FINANCING MECHANISMS USED BY CERTAIN VENDORS COULD RESULT IN CHANGES IN OUR PAYMENT OBLIGATIONS, WHICH COULD ADVERSELY AFFECT OUR LIQUIDITY.

         We believe that the majority of our merchandise vendors either enter into factoring arrangements whereby factors purchase the vendor's invoices, or enter into agreements with factors to insure the payment of their invoices. This financing mechanism allows Gadzooks' vendors to receive payment in a shorter period of time. Certain of these factors have modified the terms of agreements with some of Gadzooks' vendors and are accelerating the due dates for payments by us and requiring us to provide standby letters of credit. We cannot assure you that these factors will not continue to materially modify our payment terms. Further material modifications by factors could materially adversely affect our ability to meet our cash requirements and maintain necessary liquidity going forward.

IF OUR SALES CONTINUE TO DECLINE, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY MAY SUFFER.

         Comparable store sales for September, August and July of fiscal 2003 decreased by 32.5 percent, 33.6 percent and 34.3 percent from the prior year, respectively. In addition, we have generated operating losses of $19.5 million for the first six months of fiscal 2003 and expect to report an operating loss for the third quarter and the year as a whole. We are currently making inventory level and mix adjustments that management believes will positively impact the business for the holiday season. No assurance can be given that these inventory level and mix adjustments will positively impact future business. Continuing declines in comparable store sales or continuing operating losses could have a material adverse effect on our business, financial condition, results of operations and liquidity.

         In addition, we have tax receivables and deferred tax assets totaling approximately $14.3 million as of August 2, 2003. Due to our same store sales declines since conversion to an all-female concept and our expected operating loss in the third quarter of fiscal 2003, we expect to recognize a valuation allowance of approximately $8.7 million to reduce our deferred tax assets during our third quarter ending November 1, 2003. In addition, if these current same store sales and operating results trends continue, we do not anticipate recording any tax benefit associated with operating losses in the foreseeable future.

ANY FAILURE TO MEET OUR DEBT OBLIGATIONS COULD HARM OUR BUSINESS.

         If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on any of our indebtedness could harm our ability to incur additional indebtedness on acceptable terms. We cannot assure you that our cash flow and capital resources will be sufficient for payment of interest and principal on our debt in the future or that any such alternative methods would be successful or would permit us to meet our debt obligations.

WE HAVE SUBSTANTIAL DEBT OBLIGATIONS THAT COULD RESTRICT OUR OPERATIONS.

         We have substantial indebtedness. As of October 23, 2003, our outstanding debt was approximately $19 million. Our substantial indebtedness could have adverse consequences, including:

         - increasing our vulnerability to adverse economic and industry conditions;

         - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

         -  limiting our ability to borrow additional funds.

         Our debt service requirements will require the use of a portion of our operating cash flow to pay interest on our debt instead of other corporate purposes. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. We cannot assure you that our cash flow and capital resources will be sufficient for payment of interest on and principal of our debt in the future, or that any such alternative measures would be successful or would permit us to meet scheduled debt service obligations. Any failure to meet our debt obligations could harm our business, profitability and growth prospects.

IF WE ARE UNABLE TO SUCCESSFULLY ANTICIPATE CHANGES IN FASHION TRENDS, OUR BUSINESS, SALES AND IMAGE COULD SUFFER.

         Gadzooks' profitability is largely dependent upon our ability to anticipate the fashion tastes of our customers and to provide merchandise and brands that appeal to their preferences in a timely manner. The fashion tastes of our customers may change frequently. Our failure to anticipate, identify or react appropriately to changes in styles, trends or brand preferences could lead to, among other things, excess inventories and higher markdowns, which could have a material adverse effect on our operating results, comparable store sales results, liquidity and our image with our customers.

IF WE ARE UNABLE TO SUCCESSFULLY ANTICIPATE FASHION TRENDS WITH OUR PRIVATE LABEL MERCHANDISE, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND LIQUIDITY MAY SUFFER.

         Sales from private label merchandise, including merchandise designed and sourced by Gadzooks under the Candie's label, accounted for approximately 17% and 13% of net sales in fiscal 2002 and fiscal 2001, respectively. We expect to increase the percentage of net sales in private label merchandise in the future, although there can be no assurance that we will be able to achieve increases in private label merchandise sales as a percentage of net sales. Because our private label merchandise generally carries higher merchandise margins than our other merchandise, our failure to anticipate, identify and react in a timely manner to fashion trends with our private label merchandise, particularly if the percentage of net sales derived from private label merchandise increases, may have a material adverse affect on our business, financial condition, results of operations and liquidity.

COMPETITION IN THE TEEN RETAILING MARKET IS INTENSE AND COULD REDUCE OUR PROFITABILITY, SALES AND LIQUIDITY.

         We operate in a highly competitive environment, which has experienced aggressive growth in the number of competitors, the number of stores and the amount of square footage dedicated specifically to teen retailing. We currently compete with traditional and department stores, with national specialty chains such as Old Navy and certain divisions of The Limited, with numerous other teen retailers, such as American Eagle Outfitters, The Buckle, Pacific Sunwear, Abercrombie & Fitch, Charlotte Russe, Forever 21, Wet Seal and Hot Topic, with smaller chains and local specialty stores, and to a lesser extent, with mass merchandisers and companies providing shopping sites via the internet. Many of these competitors are larger and have substantially greater resources than Gadzooks. Direct competition with these and other retailers may increase significantly in the future, which could require us, among other things, to lower our prices and/or increase our advertising expenses. Increased competition could have a material adverse effect on our profitability, sales and liquidity.

IF OUR KEY VENDORS ARE UNABLE TO ADEQUATELY SUPPLY US WITH OUR DESIRED MERCHANDISE ON ACCEPTABLE TERMS, OUR BUSINESS AND SALES MAY SUFFER.

         Our business depends on our ability to purchase current season, brand name apparel in sufficient quantities at competitive prices. The inability or failure of key vendors to supply us with adequate quantities of desired merchandise, the loss of one or more key vendors or a material change in our current purchase terms could have a material adverse effect on our business and liquidity. Many of our smaller vendors have limited resources, production capacities and operating histories, and many have limited the distribution of their merchandise in the past. We have no long-term purchase contracts or other contractual assurances of continued supply, pricing or access to new products. There can be no assurance that we will be able to acquire desired merchandise in sufficient quantities on terms acceptable to us in the future. During our 2002 fiscal year, no single vendor accounted for more than 10% of our merchandise purchases.

DEPRESSED ECONOMIC CONDITIONS OR A DECREASE IN MALL TRAFFIC COULD ADVERSELY AFFECT OUR GROWTH, SALES, LIQUIDITY AND PROFITABILITY.

         Certain economic conditions affect the level of consumer spending on merchandise we offer, including business conditions, interest rates, taxation and consumer confidence in future economic conditions. If the demand for apparel and related merchandise by our female customers declines, our business, comparable store sales results, results of operations and liquidity would be materially and adversely affected. Although we advertise on our website, through e-mail blasts and to a limited extent in national magazines through cooperative agreements with certain of our vendors, our stores rely principally on mall traffic for customers. Therefore, we are dependent upon the continued popularity of malls as a shopping destination and the ability of mall anchor tenants and other attractions to generate customer traffic for our stores. A decrease in mall traffic or a decline in economic conditions in the markets in which our stores are located would adversely affect our growth, net sales, comparable store sales results, liquidity and profitability.

ANY DISRUPTION IN OUR DISTRIBUTION FACILITY OR GROWTH BEYOND ITS CAPABILITIES COULD CAUSE OUR BUSINESS AND FINANCIAL CONDITION TO SUFFER.

         Our distribution functions for all our stores are handled from a single facility in Carrollton, Texas. Any significant interruption in the operation of the distribution facility due to natural disasters, accidents, system failures or other unforeseen causes could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our distribution center will be adequate to support our anticipated future growth.

IF OUR QUARTERLY RESULTS FLUCTUATE SIGNIFICANTLY, THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

         Our quarterly results of operations may fluctuate materially depending on, among other things, the timing of new store openings, net sales contributed by new stores, increases or decreases in comparable store sales, shifts in timing of certain holidays and changes in our merchandise mix. Our business is also subject to seasonal influences, with heavier concentrations of sales during the Christmas holiday, back-to-school and spring break seasons. We have experienced quarterly losses for each of the past four consecutive quarters and are likely to experience such losses in the future, especially during the conversion to an all-female merchandise assortment. Because of these fluctuations in net sales and net income, the results of operations of any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year or any future quarter. It is also possible that in future quarters our operating results will fall below our expectations or the expectations of market analysts or investors. If we do not meet these expectations, the price of our common stock may decline significantly.

DECLINES IN TOURISM AND MALL TRAFFIC RESULTING FROM THREATS OF, CONCERNS ABOUT AND TERRORIST ATTACKS COULD RESULT IN DECREASED SALES.

         As a result of the war in Iraq and the lingering effects of the attacks on September 11, 2001, security has been heightened in public areas, including the regional shopping malls where our stores are located. Any further threat of terrorist attacks or actual terrorist events could lead to lower customer traffic in regional shopping malls. The decline in tourism has also had a negative impact on stores located in Florida. A continued decline in tourism in this market could have a material effect on our sales, profitability and liquidity. In addition, local authorities or mall management could close regional shopping malls in response to any immediate security concern. For example, on September 11, 2001, substantially all our stores were closed early due to closure of the malls in response to the terrorist attacks. Mall closures, as well as lower customer traffic due to security concerns, could result in decreased sales that would have a material adverse effect on our business, financial condition, results of operations and liquidity.

IF WE LOSE KEY EMPLOYEES ON WHOM WE DEPEND, OR ARE UNABLE TO ATTRACT ADDITIONAL QUALIFIED PERSONNEL, OUR BUSINESS COULD SUFFER.

         Our success depends largely on the efforts and abilities of senior management. The loss of the services of any member of senior management could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our existing management team will be able to manage Gadzooks or our growth or that we will be able to retain current and attract additional qualified personnel as needed in the future.

IF THE MARKET PRICE OF OUR COMMON STOCK FLUCTUATES SIGNIFICANTLY, YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

         The market price of our common stock has fluctuated substantially since our initial public offering in October 1995. Our common stock is quoted on The Nasdaq Stock Market, which has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of the common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results, our comparable store sales results, announcements by other apparel retailers, the overall economy and the condition of the financial markets could cause the price of our common stock to fluctuate substantially. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

IF WE ARE UNABLE TO SATISFY NASDAQ LISTING CRITERIA, THERE MAY NO LONGER BE AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK.

         Gadzooks' ability to remain listed on the Nasdaq National Market depends on our ability to satisfy applicable Nasdaq criteria including our ability to maintain a minimum bid price per share of $1.00. If our stock price continues to decline and we are unable to continue to satisfy this and other criteria, Nasdaq may begin procedures to remove our common stock from the Nasdaq National Market. If we are delisted from the Nasdaq National Market, an active trading market for Gadzooks' common stock may no longer exist.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT MAY DISCOURAGE A CHANGE OF CONTROL.

         Our Restated Articles of Incorporation and Bylaws contain provisions that may have the effect of delaying, deterring or preventing a takeover of Gadzooks that shareholders may consider to be in their best interests. Our Restated Articles of Incorporation and Bylaws provide for a classified board of directors serving staggered terms of three years, the prohibition of shareholder action by written consent in certain circumstances and certain "fair price provisions." Additionally, the board of directors has the authority to issue up to 1,000,000 shares of preferred stock having such rights, preferences and privileges as designated by the board of directors without shareholder approval. We also have a Shareholder Rights Plan, which is intended to deter an unfriendly takeover of Gadzooks and to help ensure that current shareholders receive fair value upon the sale of their stock to another party seeking control of Gadzooks. These provisions and the rights plan may have the effect of discouraging takeovers, even if the change of control might be beneficial to our shareholders.

OUR DISCRETION IN SOME MATTERS IS LIMITED BY OUR CREDIT FACILITY RESTRICTIVE COVENANTS, AND ANY DEFAULT ON OUR DEBT AGREEMENTS COULD HARM OUR BUSINESS, PROFITABILITY AND GROWTH PROSPECTS.

         Our credit facility contains a number of covenants that limit the discretion of our management with respect to certain business matters. The credit facility covenants, among other things, restrict our ability to:

         -  incur additional indebtedness;

         -  declare or pay dividends or other distributions;

         -  create liens;

         -  make certain investments or acquisitions;

         -  enter into mergers and consolidations;

         -  make sales of assets; and

         -  engage in certain transactions with affiliates.

The occurrence of an event of default under the agreements governing our debt would permit acceleration of the related debt, which could harm our business, profitability and growth prospects.

CERTAIN SHAREHOLDERS OWN A SIGNIFICANT AMOUNT OF OUR STOCK, GIVING THEM INFLUENCE OVER CERTAIN CORPORATE MATTERS.

         Liberty Wanger Asset Management, L.P., or Liberty, which controls shares held by Liberty Acorn Fund and Evergreen Investment Management Company, or Evergreen, which controls shares held by Evergreen Special Values Fund currently own 13.2% and 7.7%, respectively, of our outstanding common stock. Liberty Acorn Fund and Evergreen Special Values Fund each participated in our recent private placement of 5% Convertible Subordinated Notes. Assuming conversion of the notes into common stock, Liberty and Evergreen would beneficially own additional shares of common stock and could influence certain corporate matters. The investors in the private placement are contractually prohibited from converting notes into shares of common stock without receiving prior shareholder approval if such issuance of common stock would exceed 20% of our outstanding shares of common stock or result in the ownership by any one shareholder of greater than 20% of our outstanding shares of common stock. Upon the conversion of the entire principal balance of the notes into shares of common stock, following shareholder approval, Liberty and Evergreen would beneficially own in the aggregate approximately 20.1% and 12.4% of our outstanding shares of common stock, respectively. Prior to receiving shareholder approval, if the maximum allowable principal amount of the notes are converted into shares of common stock, Liberty and Evergreen would beneficially own in the aggregate approximately 18.1% and 11.0% of our outstanding shares of common stock, respectively. Accordingly, these shareholders may be able to substantially influence the outcome of shareholder votes and otherwise have influence over our business. The interests of these investors may differ from other investors.

SHAREHOLDERS MAY EXPERIENCE DILUTION OF THEIR INVESTMENT.

         As a result of our efforts to raise additional capital, our shareholders may experience dilution of their investment due to the additional number of shares of our common stock in the public market. This dilution could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock. Assuming we receive shareholder approval for the issuance of shares over 20% of our shares outstanding and the conversion of the principal balance of the notes into 2,800,000 shares, we will have 11,935,270 shares of common stock outstanding, which represents an increase of 30.7% over the 9,135,270 shares outstanding as of October 24, 2003. In addition, you may experience further dilution if interest accrues on the notes and is subsequently converted into shares of common stock.

                                    BUSINESS

OVERVIEW

         Gadzooks is a mall-based specialty retailer of casual apparel and related accessories for young women, principally between the ages of 16 and 22. We currently operate 412 Gadzooks stores and three Orchid stores in both metropolitan and middle markets in 41 states. During fiscal 2002, we opened 11 new Gadzooks stores and closed three Gadzooks stores. We have opened one new Gadzooks store in fiscal 2003 and have closed 24 Gadzooks stores. In addition, one Orchid store was closed in August 2003. The store, which was undersized at less than 1,000 square feet, will be replaced by a larger store in another location later this year. Our website, gadzooks.com, is utilized to provide an additional marketing opportunity for the Gadzooks stores. The site features current fashion trends, a monthly calendar of events, in-store promotions, on-line contests, music videos and a limited selection of merchandise for sale.

         On January 9, 2003, we announced plans to focus exclusively on apparel and accessories for females. The conversion of the Gadzooks stores to an all-female merchandise assortment was completed on schedule in the second week of July 2003. For the back-to-school season now in process, all 412 Gadzooks stores (except for two stores expected to close later this fiscal year) carry a new expanded assortment of female only merchandise and have been visually updated with new fixtures and signage to reflect the new merchandise themes of the female-only customer.

         Our merchandise strategy is to position Gadzooks as a destination shop for confident and energetic 16-22 year-old girls providing them with a merchandise assortment that can outfit them from head-to-toe. Complementary merchandise categories now include sportswear, shoes, accessories, cosmetics, fragrances and swimwear. We have entered into exclusive distribution agreements with Von Dutch Originals, Dollhouse swimwear and watches, Candie's apparel and swimwear, Rocket City cosmetics, Too Faced cosmetics, fragrances and bodycare as well as private label brands Misdemeanor and Taunt. We believe that affiliating Gadzooks with these brands on an exclusive basis will heighten awareness of Gadzooks as a shopping destination for young women.

         Gadzooks was incorporated in Texas in 1982. Our executive offices are located at 4121 International Parkway, Carrollton, Texas 75007, and our telephone number is (972) 307-5555.

RECENT DEVELOPMENTS

         PRIVATE PLACEMENT OF NOTES. On October 9, 2003, we completed a private placement of $14,000,000 of 5% Convertible Subordinated Notes due October 9, 2008 to certain investors who are the selling shareholders in this offering. The notes are convertible into shares of our common stock at an initial conversion price of $5.00 per share at any time except as follows. As discussed more fully below, shareholder approval is required prior to the conversion of any notes into shares of common stock if such issuance of common stock equals or exceeds 20% of the number of shares of common stock outstanding on October 9, 2003.

         At any time after October 9, 2006, (1) we have the right, at our option, to prepay the remaining principal balance, including any accrued and unpaid interest on the notes and (2) the holders of the notes have the right, at such holder's option, to require us to repurchase the remaining principal balance, including any accrued and unpaid interest on the notes. In addition, at any time after April 9, 2005, we have the right to convert the remaining principal balance of the notes, including any accrued and unpaid interest, into shares of common stock at the conversion price, subject to certain conditions.

         In connection with the private placement, we agreed to file, within 15 days of closing, this shelf registration statement registering the resale by the selling shareholders from time to time of the common stock issued upon conversion of the notes issued in the private placement. We also agreed to use our reasonable best efforts to cause the registration statement to become effective within 30 days of filing this registration statement. In addition, we agreed to keep such registration statement effective until the earlier of (i) October 9, 2005, (ii) the date on which the selling shareholders may sell all of the shares then held by such selling shareholders without restrictions by the volume limitations of Rule 144(e) of the Securities Act, or (iii) such time as all of the shares have been sold pursuant to this registration statement.

         In addition, we have agreed to use our best efforts to obtain shareholder approval to approve the issuance of shares of stock upon conversion of the notes if such issuance equals or exceeds 20 percent of the number of shares of the common stock outstanding on October 9, 2003, or if shareholder approval is required by the applicable rules and regulations of the Nasdaq national market (or any successor entity).

         AMENDMENT OF CREDIT FACILITY. On October 9, 2003, we entered into an amendment to our senior secured credit facility with Wells Fargo Retail Finance, LLC, which provided for a $5.0 million seasonal increase in our credit facility. The amendment increases our maximum borrowing capacity from $30.0 million to $35.0 million through December 31, 2003, subject to the existence of specified quantities of inventory and accounts receivable that serve as collateral under the facility.

         OTHER DEVELOPMENTS. Certain factors who have agreements with our merchandise vendors have modified the terms of such agreements and are accelerating the due dates for payments by Gadzooks and are requiring us to provide standby letters of credit. We cannot assure you that other factors will not materially modify our payment terms. Further material modifications by factors could materially adversely affect our ability to meet our cash requirements and maintain necessary liquidity going forward.

         Comparable store sales for September, August and July of fiscal 2003 decreased by 32.5 percent, 33.6 percent and 34.3 percent from the prior year, respectively. In addition, we have generated operating losses of $19.5 million for the first six months of fiscal 2003 and expect to report an operating loss for the third quarter and the year as a whole. We are currently making inventory level and mix adjustments that management believes will positively impact the business for the holiday season. No assurance can be given that these inventory level and mix adjustments will positively impact future business.

         We have tax receivables and deferred tax assets totaling approximately $14.3 million as of August 2, 2003. Due to our same store sales declines since conversion to an all-female concept and our expected operating loss in the third quarter of fiscal 2003, we expect to recognize a valuation allowance of approximately $8.7 million to reduce our deferred tax assets during our third quarter ending November 1, 2003. In addition, if these current same store sales and operating results trends continue, we do not anticipate recording any tax benefit associated with operating losses in the foreseeable future.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. We will bear all expenses incident to the registration of the shares of common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling shareholders. Any transfer taxes payable on any such shares and any commission and discounts payable to underwriters, agents or dealers will be paid by the selling shareholders.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our authorized capital stock consists of 26,000,000 shares of stock, including:

         - 25,000,000 shares of common stock, having a par value of $0.01 per share, of which 9,159,671 shares were issued as of October 24, 2003, which includes 9,135,270 shares outstanding and 24,401 shares held in treasury; and

         - 1,000,000 shares of preferred stock, having a par value of $1.00 per share, of which no shares are issued and outstanding.

COMMON STOCK

         This section describes the general terms of our common stock. For more detailed information, you should refer to our Second Restated Articles of Incorporation, or Articles, and Amended and Restated Bylaws, or Bylaws, copies of which have been filed with the SEC.

         Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders and do not have cumulative voting rights. Subject to any preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds for the payment of dividends. If we liquidate, dissolve or wind up our business, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of holders of shares of any preferred stock then outstanding. Our common stock has no preemptive, redemption, conversion or other subscription rights. There are no sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that we may issue in the future.

PREFERRED STOCK

         Subject to the Texas Business Corporation Act, or TBCA, our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

         -  the designation of the series;

         -  the number of shares within the series;

         - whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

         - the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

         - whether the shares are redeemable, the redemption price and the terms of redemption;

         - the amount payable to you for each share you own if we dissolve or liquidate;

         - whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

         - any restrictions on issuance of shares in the same series or any other series;

         -  voting rights applicable to the series of preferred stock; and

         -  any other rights, preferences or limitations of such series.

         Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange or Nasdaq national market requirements or as required in connection with the private placement of notes.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

         The TBCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of their fiduciary duty as directors except for liability of a director resulting from: (1) a breach of such director's duty of loyalty to the company or its shareholders; (2) an act or omission that is not in good faith or that involves intentional misconduct or a knowing violation of law; (3) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) a transaction from which the director received an improper personal benefit. Our Articles limit the liability of our directors (in their capacity as directors but not in their capacity as officers) to Gadzooks or its shareholders to the fullest extent permitted by the TBCA.

         The inclusion of this provision in our Articles may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from suing directors for breach of their duty of care, even though such an action, if successful, might otherwise benefit Gadzooks and its shareholders. However, the inclusion of such provisions in our Articles, together with a provision requiring us to indemnify our directors, officers and certain other individuals against certain liabilities, is intended to enable us to attract qualified persons to serve as directors who might otherwise be reluctant to do so. The SEC has taken the position that personal liability of directors cannot be limited in connection with violations of federal securities laws.

         Gadzooks has entered into separate indemnification agreements with certain of its directors that may require Gadzooks, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under the TBCA, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, to obtain director's and officer's insurance or to maintain self-insurance in lieu thereof, and to pay certain fees and expenses to directors who are not officers or employees of Gadzooks for time spent in connection with any action, suit or proceeding to which the director was a party as a result of his position with Gadzooks.

         Under the TBCA, the board of directors of a corporation has the power to amend and repeal the corporation's bylaws unless the corporation's articles of incorporation reserve the power exclusively to the shareholders or a particular bylaw expressly provides that the board of directors may not amend or repeal the bylaw. The Articles give the board of directors the power to amend and repeal Gadzooks' Bylaws. Gadzooks' Articles and Bylaws also provide that the number of directors shall be fixed from time to time by resolution of the board. These provisions, in addition to the existence of authorized but unissued capital stock, may have the effect, either alone or in combination with each other, of hindering or discouraging an acquisition of Gadzooks deemed undesirable by the board of directors.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION

         Classified Board. The Articles provide for the board of directors to be divided into three classes serving staggered three-year terms. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of shareholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting. The staggered terms for directors may affect the shareholders' ability to change control of Gadzooks even if a change in control were in the shareholders' interest.

         Shareholder Action. Unless limited by the articles of incorporation, the TBCA permits shareholder action without a meeting, without prior notice, and without a vote, upon the written consent of all of the holders of outstanding stock. The Articles prohibit shareholder action without a meeting, except when Gadzooks has ten or fewer shareholders. Gadzooks' Bylaws provide that special meetings of the shareholders may be called only by the chief executive officer, the board of directors, or the holders of at least 10% of all shares entitled to vote at the proposed meeting.

         Preferred Stock. The Articles permit Gadzooks' board of directors to issue preferred stock at any time without shareholder approval. For further discussion, see "Preferred Stock" set forth above.

         Fair Price Provision. The Articles include a "fair price" provision that requires the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock to approve a merger with, or disposition of assets equal to 10% or more of the fair market value of all of the assets or the outstanding stock to an interested shareholder, a liquidation proposed by an interested shareholder, the issuance of securities to an interested shareholder, or the reclassification of our securities or a similar transaction that increases the interested shareholder's proportionate ownership in Gadzooks. An interested shareholder is anyone who owns or controls, directly, indirectly, or together with others, 15% or more of our voting stock. However, a transaction with an interested shareholder will not require shareholder approval if a majority of disinterested directors (as defined in the Articles) approves the transaction or if the transaction involves the distribution to the shareholders of cash or other consideration that satisfies the "fair price" criteria set forth in the Articles. Such criteria generally requires that all shareholders receive equal treatment, an adequate price, and adequate disclosure. The fair price provision of the Articles may not be amended without the affirmative vote of at least 80% of all shares entitled to vote.

SHAREHOLDER RIGHTS AGREEMENT

         Our board of directors has adopted a shareholder rights agreement. The rights agreement is designed to protect shareholders from proposed takeovers and other abusive takeover tactics that the board of directors believes are not in the best interests of shareholders by causing substantial dilution to a person or group attempting to acquire our company upon terms not approved by our board of directors. The rights agreement, therefore, may have the effect of delaying, deterring or preventing a change of control of our company, even if such change is in the shareholders' interest. Gadzooks and the rights agent entered into a First Amendment to Rights Agreement on October 7, 2003 in connection with its private placement of its 5% Convertible Subordinated Notes due October 9, 2008. The first amendment amended the definition of "Acquiring Person" to exclude Liberty Wanger Asset Management, L.P. and its affiliates and associates from the definition unless and until it becomes the beneficial owner of 25% or more of our outstanding common stock. A copy of the rights agreement was filed with the SEC as an exhibit to the Registration Statement on Form 8-A on September 4, 1998 and the first amendment was filed with the SEC as an exhibit to the Form 8-A/A on October 17, 2003.

TRANSFER AGENT AND REGISTRAR

         Mellon Investor Services LLC serves as the registrar and transfer agent for our common stock.

STOCK EXCHANGE LISTING

         Our common stock is listed on the Nasdaq National Market under the trading symbol "GADZ."

                              SELLING SHAREHOLDERS

         On October 9, 2003, Gadzooks issued and sold $14.0 million aggregate principal amount of its 5% Convertible Subordinated Notes due October 9, 2008, also referred to as the Notes, in a private placement. The Notes are convertible into shares of common stock at an initial conversion price of $5.00, subject to adjustment in certain circumstances. The selling shareholders, including their transferees, pledges, donees or successors, may from time to time offer and sell the common stock into which the Notes are convertible pursuant to this prospectus.

         The following table sets forth the name of each selling shareholder, the number of shares and percentage of our common stock beneficially owned by each selling shareholder immediately prior to the registration, the number of shares registered and the number of shares and percentage of our common stock to be beneficially owned by each selling shareholder assuming all shares covered by this registration statement are sold. However, because each selling shareholder may offer all or a portion of the shares covered by this prospectus at any time and from time to time hereafter, the exact number of shares that a selling shareholder may hold at any time hereafter cannot be determined at this time. The last two columns of this table assume that all shares covered by this prospectus will be sold by a selling shareholder and that no additional shares of our common stock are held as of the date hereof or subsequently bought or sold by a selling shareholder. Pursuant to the rules of the SEC, in calculating percentage ownership, shares issuable upon exercise of options or warrants or conversion of convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of persons beneficially owning such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                                                         SHARES COVERED
                                                                            BY THIS           BENEFICIAL OWNERSHIP
                                            BENEFICIAL OWNERSHIP PRIOR    REGISTRATION          AFTER THE SHARES
                                               TO THE REGISTRATION        STATEMENT (2)           ARE SOLD (3)
                                            --------------------------   --------------     -------------------------
                  NAME                         NUMBER      PERCENT (1)                         NUMBER     PERCENT (1)
                  ----                         ------      -----------                         ------     -----------
Liberty Acorn Fund........................  1,210,000 (4)       11.7%       1,320,000             -          -%
DIVESHIP & CO.............................  1,471,965 (5)       14.8%         861,300       682,440        5.6%
HARBORBREEZE & CO.........................     17,142 (6)          *%          18,700             -          -%
Provident Premier Master Fund, Ltd........    544,500 (7)        5.6%         594,000             -          -%
Craig-Hallum Partners.....................    201,666 (8)        2.2%         220,000             -          -%
Gulf Stream Partners, L.P.................     60,500 (9)          *%          66,000             -          -%

-----------------------
*    Less than 1%

(1) We have calculated the percentage of issued and outstanding shares of common stock held by each individual based on 9,135,270 shares of common stock outstanding as of October 24, 2003, which does not include 24,401 shares of common stock held in treasury.

(2) For purposes of this registration statement, we have assumed that the Notes have accrued interest for two years and therefore the Notes, together with the accrued interest, are issuable into the number of shares of common stock upon conversion as set forth herein.

(3) We have assumed all shares of common stock set forth in this registration statement have been sold.

(4) Includes 1,210,000 shares of common stock issuable upon conversion of $6,000,000 principal amount of the Notes plus 60 days of accrued interest on such Notes. Liberty Wanger Asset Management, L.P. ("WAM") is the investment adviser to Liberty Acorn Fund and is deemed to beneficially own the shares held by Liberty Acorn Fund. WAM manages two other funds that hold common stock of Gadzooks. As of October 2, 2003, these other funds included Liberty Acorn USA, which holds 547,000 shares and Wanger U.S. Smaller Companies, which holds 655,000 shares of Gadzooks common stock.

(5) Includes 789,525 shares of common stock issuable upon conversion of $3,915,000 principal amount of the Notes plus 60 days of accrued interest on such Notes. Also, includes 682,440 shares held by Evergreen Special Values Fund, which is the beneficial owner of the shares held by DIVESHIP & CO. Evergreen Investment Management Company is the investment advisor to Evergreen Special Values Fund and another account named Amalgamated, which holds 17,187 shares of Gadzooks common stock.

(6) Includes 17,142 shares of common stock issuable upon conversion of $85,000 principal amount of the Notes plus 60 days of accrued interest on such Notes. These shares are beneficially owned by Evergreen VA Special Values Fund.

(7) Includes 544,500 shares of common stock issuable upon conversion of $2,700,000 principal amount of the Notes plus 60 days of accrued interest on such Notes.

(8) Includes 201,666 shares of common stock issuable upon conversion of $1,000,000 principal amount of the Notes plus 60 days of accrued interest on such Notes.

(9) Includes 60,500 shares of common stock issuable upon conversion of $300,000 principal amount of the Notes plus 60 days of accrued interest on such Notes.

                              PLAN OF DISTRIBUTION

         The selling shareholders may effect from time to time sales of the common stock directly or indirectly, by or through underwriters, agents or broker-dealers, and the common stock may be sold by one or a combination of several of the following methods:

         -  ordinary brokerage transactions;

         - an underwritten public offering in which one or more underwriters participate;

         - put or call options transactions or hedging transactions relating to the common stock;

         -  short sales;

         - purchases by a broker-dealer as principal and resale by that broker-dealer for its own account;

         -  "block" sale transactions; and

         -  privately negotiated transactions.

         The common stock may be sold at prices and on terms then prevailing in the market, at prices related to the then-current market price of the common stock or at negotiated prices. At the time that a particular offer is made, a prospectus supplement, if required, will be distributed that describes the name or names of underwriters, agents or broker-dealers, any discounts, commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by any selling shareholder and purchasers of the common stock may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts or commissions from the selling shareholder and the purchasers of the common stock in amounts that will be negotiated prior to the time of the sale. Sales will be made only through broker-dealers properly registered in a subject jurisdiction or in transactions exempt from registration. Any of these underwriters, broker-dealers or agents may perform services for us or our affiliates in the ordinary course of business. We have not been advised that any selling shareholder has any definitive selling arrangement with any underwriters, broker-dealer or agent.

         Selling shareholders may also resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 of the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of such rule.

         Any broker or dealer participating in any distribution of the common stock in connection with the offering made by this prospectus may be considered to be an "underwriter" within the meaning of the Securities Act of 1933 and may be required to deliver a copy of this prospectus, including a prospectus supplement, if required, to any person who purchases any of the common stock from or through that broker or dealer.

         We will not receive any of the proceeds from the sale of the common stock offered pursuant to this prospectus. We will bear all expenses incident to the registration of the common stock under federal and state securities laws and the sale of the common shares hereunder other than expenses incident to the delivery of the common stock to be sold by the selling shareholders. Any transfer taxes payable on any shares and any commissions and discounts payable to underwriters, agents or dealers shall be paid by the selling shareholders.

         In order to comply with various states' securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We have agreed to indemnify the selling shareholders and their respective employees, affiliates and nominees against liabilities relating to the registration statement, including liabilities under the Securities Act and the Securities Exchange Act. Each of the Selling Shareholders has agreed to indemnify us and any control persons against liabilities relating to any information given to us by such parties in writing for inclusion in the registration statement, including liabilities under the Securities Act and the Exchange Act.

                                  LEGAL MATTERS

         Akin Gump Strauss Hauer & Feld LLP is passing on the validity of the securities to be offered by this prospectus.

                             INDEPENDENT ACCOUNTANTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended February 1, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov and on our web site at http://www.gadzooks.com.

         Our common stock is listed on the Nasdaq National Market under the trading symbol "GADZ."

         The information included in the following documents is incorporated by reference and is considered to be part of this prospectus. The most recent information that we filed with the SEC automatically updates and supersedes older information. We have previously filed the following documents with the SEC and we are incorporating them by reference into this prospectus:

         - the description of our common stock contained in our Form 8-A as filed with the SEC on September 8, 1995;

         - the description of our preferred share purchase rights contained in our Form 8-A as filed with the SEC on September 4, 1998, as amended by a Form 8-A/A filed with the SEC on October 17, 2003;

         - Annual Report on Form 10-K for the fiscal year ended February 1, 2003 filed by us on April 29, 2003;

         -  Definitive Proxy Statement on Schedule 14A filed by us on May 13,
            2003;

         - Quarterly Report on Form 10-Q for the quarter ended May 3, 2003 filed by us on May 23, 2003;

         -  Current Report on Form 8-K filed by us on August 20, 2003;

         - Quarterly Report on Form 10-Q for the quarter ended August 2, 2003 filed by us on September 4, 2003; and

         -  Current Report on Form 8-K filed by us on October 14, 2003.

         We also incorporate by reference each of the documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date we file with the SEC the registration statement on Form S-3 of which this prospectus is a part, which such date was October 24, 2003, and before the date such registration statement is declared effective by the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date and time the SEC declares such registration statement effective until this offering has been completed.

         You may request copies of these documents (excluding exhibits), at no cost, by telephoning or writing us at: Gadzooks, Inc., 4121 International Parkway, Carrollton, Texas 75007 (Telephone number: (972) 307-5555), Attention:
Investor Relations.

                        3,080,000 SHARES OF COMMON STOCK

                        [GADZOOKS(R) GIRL TOOLS(R) LOGO]

                           -------------------------

                                   PROSPECTUS

                           -------------------------

                          _______________________, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby, all of which will be paid for by Gadzooks:

SEC registration fee............................................         $ 1,635
Accounting fees and expenses....................................         $35,000
Legal fees and expenses.........................................         $50,000
Printing expenses...............................................         $ 3,000
Miscellaneous expenses..........................................         $ 1,000
                                                                         -------

         TOTAL..................................................         $90,635
                                                                         -------

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Gadzooks, a Texas corporation, is empowered by Article 2.02-1 of the Texas Business Corporation Act, or TBCA, subject to the procedures and limitations stated therein, to indemnify certain persons, including any person who was, is or is threatened to be made a named defendant or respondent in an action, suit or proceeding because the person is or was a director or officer, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the action, suit or proceeding. Gadzooks is required by Article 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with an action, suit or proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Article 2.02-1 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The Second Restated Articles of Incorporation and Bylaws of Gadzooks provide for indemnification by Gadzooks of its directors and officers to the fullest extent permitted by the TBCA. In addition, Gadzooks has, pursuant to Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, provided in its Second Restated Articles of Incorporation that, to the fullest extent permitted by applicable law, a director of Gadzooks shall not be liable to Gadzooks or its shareholders for monetary damages for an act or omission in a director's capacity as director of Gadzooks.

         Furthermore, Gadzooks has entered into separate indemnification agreements with certain of its directors that may require Gadzooks, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under the TBCA, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, to obtain director's and officer's insurance or to maintain self-insurance in lieu thereof, and to pay certain fees and expenses to directors who are not officers or employees of Gadzooks for time spent in connection with any action, suit or proceeding to which the director was a party as a result of his position with Gadzooks.

ITEM 16. EXHIBITS

     The following Exhibits are filed as part of this Registration Statement:

EXHIBIT
NUMBER                                       EXHIBITS
------                                       --------
 4.1 Second Restated Articles of Incorporation of the Company (filed as Exhibit 4.1 to the Company's Form S-8 (No. 33-98038) filed with the Commission on October 12, 1995 and incorporated herein by reference).

     4.2 Amended and Restated Bylaws of the Company (filed as Exhibit 4.2 to the Company's Form S-8 (No. 33-98038) filed with the Commission on October 12, 1995 and incorporated herein by reference).

     4.3 First Amendment to the Amended and Restated Bylaws of the Company (filed as Exhibit 3.3 of the Company's Quarterly Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission on September 16, 1997 and incorporated herein by reference).

     4.4 Specimen Certificate for shares of Common Stock, $.01 par value, of the Company (filed as Exhibit 4.1 to the Company's Amendment No. 2 to Form S-1 (No. 33-95090) filed with the Commission on September 8, 1995 and incorporated herein by reference).

     4.5 Rights Agreement dated as of September 3, 1998 between the Company and Mellon Investor Services, L.L.C. (filed as Exhibit 1 to the Company's Form 8-A filed with the Commission on September 4, 1998 and incorporated herein by reference).

     4.6 First Amendment to Rights Agreement dated as of October 7, 2003 between the Company and Mellon Investor Services, L.L.C. (filed as Exhibit 2 to the Company's Form 8-A/A filed with the Commission on October 17, 2003 and incorporated herein by reference).

     4.7 Form of 5% Convertible Subordinated Note due October 9, 2008 (filed as Exhibit 4.1 to the Company's Form 8-K filed with the Commission on October 14, 2003 and incorporated herein by reference).

     4.8 Form of Note Purchase Agreement dated on or about October 7, 2003, by and among Gadzooks, Inc. and the several investors signatory thereto (filed as Exhibit 99.2 to the Company's Form 8-K filed with the Commission on October 14, 2003 and incorporated herein by reference).

    *5.1       Opinion of Akin Gump Strauss Hauer & Feld LLP.

   *23.1       Consent of Akin Gump Strauss Hauer & Feld LLP (included in
               Exhibit 5).

   *23.2       Consent of PricewaterhouseCoopers LLP.

   *24.1 Power of Attorney (included on the signature page of this Registration Statement).

----------------

* Filed herewith.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Texas, on October 24, 2003.

                                   GADZOOKS, INC.

                                   By: /s/ Gerald R. Szczepanski
                                       -----------------------------------------
                                       Gerald R. Szczepanski
                                       Chairman of the Board and Chief Executive
                                       Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Gerald R. Szczepanski and James A. Motley, and each of them, with the power to act without the other, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits and other documents relating thereto, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 24, 2003.

          Signature                                                 Title
          ---------                                                 -----
   /s/ Gerald R. Szczepanski                  Chairman of the Board and Chief Executive Officer
---------------------------------
       Gerald R. Szczepanski                              (Principal Executive Officer)

   /s/ James A. Motley                          Vice President, Chief Financial Officer and
---------------------------------
       James A. Motley                          Secretary (Principal Financial and Accounting
                                                                  Officer)

   /s/ William C. Bousquette                                      Director
---------------------------------
       William C. Bousquette

   /s/ Carolyn G. Gigli                                           Director
---------------------------------
       Carolyn G. Gigli

   /s/ G. Michael Machens                                         Director
---------------------------------
       G. Michael Machens

    /s/ Robert E.M. Nourse                                        Director
---------------------------------
        Robert E.M. Nourse

    /s/ Ron G. Stegall                                            Director
---------------------------------
        Ron G. Stegall

    /s/ Lawrence H. Titus, Jr.                                    Director
---------------------------------
        Lawrence H. Titus, Jr.

                                  EXHIBIT INDEX

   EXHIBIT
    NUMBER                                EXHIBITS
    ------                                --------

     4.1 Second Restated Articles of Incorporation of the Company (filed as Exhibit 4.1 to the Company's Form S-8 (No. 33-98038) filed with the Commission on October 12, 1995 and incorporated herein by reference).

     4.2 Amended and Restated Bylaws of the Company (filed as Exhibit 4.2 to the Company's Form S-8 (No. 33-98038) filed with the Commission on October 12, 1995 and incorporated herein by reference).

     4.3 First Amendment to the Amended and Restated Bylaws of the Company (filed as Exhibit 3.3 of the Company's Quarterly Report on Form 10-Q for the quarter ended August 2, 1997 filed with the Commission on September 16, 1997 and incorporated herein by reference).

     4.4 Specimen Certificate for shares of Common Stock, $.01 par value, of the Company (filed as Exhibit 4.1 to the Company's Amendment No. 2 to Form S-1 (No. 33-95090) filed with the Commission on September 8, 1995 and incorporated herein by reference).

     4.5 Rights Agreement dated as of September 3, 1998 between the Company and Mellon Investor Services, L.L.C. (filed as Exhibit 1 to the Company's Form 8-A filed with the Commission on September 4, 1998 and incorporated herein by reference).

     4.6 First Amendment to Rights Agreement dated as of October 7, 2003 between the Company and Mellon Investor Services, L.L.C. (filed as Exhibit 2 to the Company's Form 8-A/A filed with the Commission on October 17, 2003 and incorporated herein by reference).

     4.7 Form of 5% Convertible Subordinated Note due October 9, 2008 (filed as Exhibit 4.1 to the Company's Form 8-K filed with the Commission on October 14, 2003 and incorporated herein by reference).

     4.8 Form of Note Purchase Agreement dated on or about October 7, 2003, by and among Gadzooks, Inc. and the several investors signatory thereto (filed as Exhibit 99.2 to the Company's Form 8-K filed with the Commission on October 14, 2003 and incorporated herein by reference).

    *5.1       Opinion of Akin Gump Strauss Hauer & Feld LLP.

   *23.1       Consent of Akin Gump Strauss Hauer & Feld LLP (included in
               Exhibit 5).

   *23.2       Consent of PricewaterhouseCoopers LLP.

   *24.1 Power of Attorney (included on the signature page of this Registration Statement).

-----------------
* Filed herewith.